Exhibit 10.14

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (this “Agreement”) is made and entered into as of January 15, 2021 by and among the following parties:

i.	FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands, whose registered office is at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”);

ii.	Property Solutions Acquisition Corp., a Delaware corporation (“Acquiror”); and

iii.	Founding Future Creditors Trust, which was established pursuant to the Third Amended Plan of Reorganization (the “Plan”) under Chapter 11 of the Bankruptcy Code of the United States of America in Yueting Jia’s bankruptcy case in the Bankruptcy Court for the Central District of California (Case No. 2:19-bk-24804- VZ) (together with the trustee thereof, the “Creditor Trust”, and together with the Company and Acquiror, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, the Company are negotiating with Acquiror with respect to the proposed acquisition of the Company substantially on the terms set forth in that certain Indication of Interest Letter dated as of October 20, 2020 attached hereto as Exhibit A (the “IOI”, and such acquisition, the “Transaction”); and

WHEREAS, to induce Acquiror to enter into a definitive agreement with the Company and the other parties thereto to effectuate the Transaction (the “Merger Agreement”), the Parties have agreed to take certain actions in support of the Transaction on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Support; Definitive Documentation. The Creditor Trust hereby agrees to (i) work with the Company to support and facilitate the Transaction, (ii) approve or vote in favor of the Transaction, (iii) vote against any action, proposal, transaction or agreement (A) that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement, (B) in competition with or materially inconsistent with the Merger Agreement, (C) any amendment of the organizational documents of the Company (other than the Seventh Amended and Restated Memorandum of Association and Articles of Association in substantially the form attached hereto as Exhibit B) that would be materially inconsistent with the Transaction, (D) any change in the Company’s corporate structure or business that would be materially inconsistent with the Transaction, or (E) any other action or proposal involving the Company and/or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transaction in any material respect or would reasonably be expected to result in any of the Company’s closing conditions or obligations under the Merger Agreement not being satisfied, and (iv) promptly execute the definitive documents, agreements and filings (including with applicable governmental authorities) related to the Transaction (collectively, the “Definitive Documentation”) reasonably required to be executed by the Creditor Trust in furtherance of the Transaction, including (as applicable) the conversion or exchange of Claims (as defined below) into Acquiror common shares and the lockup agreement set forth in the IOI. The Creditor Trust hereby irrevocably constitutes and appoints the Company, with full power of substitution and re- substitution, as the Creditor Trust’s proxy with (as applicable) the power to vote, in its name, place and stead, each of the Creditor Trust’s shares, loans, claims or other interests related to the Company and/or any of its subsidiaries (each, a “Claim”) in connection with the Transaction, and the right to sign its name to the Definitive Documentation to the extent necessary. Such proxy and power of attorney shall be irrevocable except as otherwise set forth in this Agreement, deemed to be given to secure a proprietary interest of the donee of the power of performance of an obligation owed to the donee from the date such proxy is granted until the termination of this Agreement and shall survive and not be affected by the death, dissolution, bankruptcy or incapacity of such Party or its affiliates. Other than pursuant to the Definitive Documentation, the Creditor Trust shall not grant any proxy or enter into or agree to be bound by any voting agreement or trust with respect to any Claim or enter into any agreement, arrangement or understanding with any person or entity that is inconsistent with the terms of this Agreement or knowingly taken any action (nor will enter into any agreement) that would make any representation or warranty of such Party contained herein untrue or incorrect in any material respect or have the effect of preventing such Party from performing any of its material obligations under this Agreement. The Creditor Trust hereby revokes any and all prior proxies or powers of attorney in respect of its Claims. Notwithstanding anything to the contrary in this Agreement, the Creditor Trust may revoke, in full or in part, the proxy granted pursuant to this Section 1 to the extent that the Creditor Trust reasonably believes that the failure to terminate such proxy by the Creditor Trust would result in a breach of the Creditor Trust’s fiduciary duties under applicable law.

Section 2. Commitments Regarding the Transaction .

2.01.	Commitment of the Creditor Trust.

a)	The Creditor Trust hereby forever, unconditionally and irrevocably waives, agrees to cause to be waived and agrees not to (a) exercise any special rights under or pursuant to any agreements, certificates, documents or arrangement including the Company’s articles and memorandum of association, including without limitation any redemption rights, any preemptive rights, any consent or notice rights, any rights of first refusal, any payment rights, any appraisal rights or dissenters’ rights in respect of such Party’s Claims that may arise in connection with the Transaction or (b) assert any claim or commence any suit (x) challenging the Transaction or this Agreement or any Definitive Documentation, (y) alleging a breach of any fiduciary or other duty or obligation of the Company or any of its subsidiaries or their respective officers, directors, employees, affiliates, agents and representatives (“Representatives”) (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Transaction or this Agreement or the consummation of the transactions contemplated thereby or hereby, or (z) allege, in connection with the evaluation, negotiation, or entry into the Transaction or this Agreement or the consummation of the transactions contemplated thereby or hereby, a breach of any rights it has or may have pursuant to any agreements, documents, certificates or instruments related to the Creditor Trust’s Claims, provided that nothing in this Agreement shall alter or restrict any rights of the Creditor Trust under the Plan.

b)	The Creditor Trust and the members of the Creditor Trust Board thereof (the “Creditor Trust Board”) (i) shall not issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the Transaction without the advance approval in writing of the form and substance thereof by the Company and Acquiror and (ii) shall keep the terms of this Agreement, the Transaction and all information concerning the Company and/or its subsidiaries, and/or Acquiror strictly confidential. The Creditor Trust acknowledges and agrees that this Agreement constitutes material and non-public information, and that the disclosure of the Agreement to any party not a signatory to this Agreement (other than Representatives of the Creditor Trust, the members of the Creditor Trust Board, and the Representatives of the members of the Creditor Trust Board) is a violation of this Section 2.01(b) and the non-disclosure agreement between such Party and the Company or one of its subsidiaries. The Creditor Trust hereby consents to the publication and disclosure of its identity and Owned Claims and the nature of its commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement, in any public filings (to the extent required by applicable securities laws or the SEC or any other securities authorities) and any other documents or communications provided by the Acquiror or the Company to any governmental authority. The Creditor Trust will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

c)	Effective as of the closing of the Transaction, the Creditor Trust, on behalf of itself and its heirs, legal representatives, successors and assigns (each a “Releasor”), hereby irrevocably, unconditionally and completely relieves, releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Company, its subsidiaries, and their respective Representatives and their respective past, present or future successors (each a “Releasee”) of, from and against any and all actions, causes of action, demands, damages, judgments, debts, dues, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, losses or expenses (including attorneys’ and other professional fees and expenses), of every kind, nature and description whatsoever, whether known or unknown, matured or unmatured, or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative (collectively “Released Claims”) which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any action, event, circumstance, omission, matter or thing whatsoever occurring or existing on or prior to the closing of the Transaction. Each Releasor agrees not to, and agrees to direct its respective Representatives not to on its behalf, assert any Released Claim against the Releasees. Notwithstanding the foregoing, (a) each Releasor retains, and does not release, its rights and interests arising directly out of this Agreement or the Definitive Documentation and (b) nothing in this Agreement relieves, releases, acquits, discharges, or otherwise impacts in any way any rights or claims of the Creditor Trust under Article 11.9 of the Plan. Each Releasor acknowledges that it has been advised by legal counsel that by this Section 2.01(c) such Releasor is waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and it expressly waives such rights as quoted below:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

d)	The Creditor Trust shall notify the Company and Acquiror of any event, circumstance, change or development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations, warranties and covenants of such Party set forth in this Agreement.

e)	The Creditor Trust shall not, and shall not act in concert with any person to, make or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Claims in connection with any vote or other action with respect to a business combination transaction, other than to recommend that shareholders of the Company vote in favor of the Transaction or as expressly provided by Section 1 of this Agreement; provided that for the avoidance of doubt nothing herein shall prevent the Creditor Trust from entering into a power of attorney or proxy in favor of FF Top Holding Ltd. with respect to any shares of Acquiror to be received by the Creditor Trust in the Transaction.

f)	Notwithstanding anything to the contrary in this Agreement, the Creditor Trust may (i) terminate this Agreement, to the extent the Creditor Trust reasonably believes failure to terminate this Agreement would result in a breach of the Creditor Trust’s fiduciary duties under applicable law, or (ii) (1) decline to take any action otherwise required under this Agreement or (2) take any action otherwise prohibited under this Agreement, in each instance to the extent the Creditor Trust reasonably believes such action or failure to take such action, as applicable, would result in a breach of the Creditor Trust’s fiduciary duties under applicable law.

2.02. Commitment of the Company. The Company shall use commercially reasonable efforts to consummate the Transaction substantially in accordance with the IOI.

2.03. Termination of Call Option. The Creditor Trust acknowledges that the shares of the Company that are subject to the Call Option (as defined in the Section 4.3.6 of the trust agreement for the Creditor Trust) will be exchanged or cancelled in connection with the Transaction and the Call Option will not be exercisable for any post-Transaction shares of the Company.

Section 3. No Transfers .

(a) Prior to the Closing of the Transaction, the Creditor Trust shall not directly or indirectly sell, pledge, encumber, assign, dispose of or transfer (each, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to, or consent to, a Transfer of, any of its Claims including, without limitation, any of the equity securities of the Company without the prior written consent of the Company and Acquiror. The Creditor Trust agrees and acknowledges that any Transfer of Claims inconsistent with or in violation of this Agreement shall be deemed null and void ab initio. Notwithstanding the limitations set forth in this Section 3(a), the Creditor Trust may sell or otherwise convey a portion of its Claims to Pacific Technology Holding LLC (“PTH”) at any time in satisfaction of obligations of the Creditor Trust to PTH under the Plan and the trust agreement for the Creditor Trust.

(b) This Agreement shall in no way be construed to preclude the Creditor Trust from acquiring additional Claims; provided, however, such acquired Claims shall automatically and immediately upon acquisition by the Creditor Trust be deemed subject to the terms of this Agreement.

Section 4. Representations and Warranties of the Creditor Trust. The Creditor Trust represents and warrants to the Company and Acquiror that:

(a) The Creditor Trust is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of the jurisdiction in which it is constituted and the consummation of the transactions contemplated hereby are within the Creditor Trust’s entity powers and have been duly authorized by all necessary entity actions on the part of the Creditor Trust, and the Creditor Trust has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly and validly executed and delivered by the Creditor Trust and constitutes a legal, valid and binding obligation of the Creditor Trust, enforceable against the Creditor Trust in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity; and the Creditor Trust is not aware of any facts, circumstances or conditions presently existing that would, each as of the date hereof, would (x) prohibit it from taking or cause it not to take any action required under this Agreement, (ii) cause it to take any action not permitted or prohibited by this Agreement or (iii) cause it to terminate this Agreement, in each case because a failure to do so would result in a breach of its fiduciary duties under applicable law.

(c) neither the execution and delivery of this Agreement by the Creditor Trust nor performance by the Creditor Trust of the obligations herein nor the compliance by the Creditor Trust with any provisions herein will (i) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of the Creditor Trust; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or any other person or entity on the part of the Creditor Trust; (iii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any contract to which the Creditor Trust is a party or by which the Creditor Trust or any of the Creditor Trust’s Claims may be bound; (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Restriction (as defined below) on any asset of the Creditor Trust or (v) violate any law applicable to the Creditor Trust or by which any of the Creditor Trust’s Claims will be bound;

(d) it is the beneficial owner of the Claims set forth in the Creditor Trust’s signature block to this Agreement (each such Claim, an “Owned Claim”), and it does not directly or indirectly own or have an interest in any Claim other than such Owned Claims;

(e) it has the exclusive authority to act on behalf of, vote and consent to matters concerning the Owned Claims (or exclusively direct such action, vote, or consent), and no such Owned Claim is subject to any agreement, proxy, voting trust or other agreement, arrangement or Restriction with respect to the voting of such Owned Claims;

(f) the Owned Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, demand, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind (each, a “Restriction”);

(g) there is no action, suit or proceeding pending or threatened against the Creditor Trust or any of the Creditor Trust’s properties or assets (including any of the Creditor Trust’s Owned Claims) that would reasonably be expected to prevent, impair or delay the consummation by the Creditor Trust of the transactions contemplated by this Agreement or otherwise prevent, impair or delay the Creditor Trust’s ability to perform its obligations hereunder;

(h) it understands and acknowledges that the Company and Acquiror may enter into Definitive Documentation (including the Merger Agreement) in reliance upon the Creditor Trust’s execution, delivery and performance of this Agreement;

(i) it has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the Transaction, has had the opportunity to review the Company’s books and records and other information requested by it in connection with its evaluation of this Agreement and the Transaction, and has adequate information concerning the matters that are the subject of this Agreement;

(j) it is an accredited investor (as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), it has provided the Company with the information required in Rule 506(c) promulgated under the Securities Act evidencing such accredited investor status, and any securities of Acquiror acquired by the Creditor Trust in connection with the Transaction will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

(k) it understands and agrees that neither the Company nor any of its subsidiaries is making any representation or warranty to the Creditor Trust in connection with this Agreement or the Transaction, the Company and its subsidiaries disclaim any forward looking statements and/or projections related to this Agreement and the Transaction, and the Creditor Trust understands and agrees that the Transaction may not occur and is subject to material risks and/or changes;

(l) it has independently and without reliance upon the Company or any of its subsidiaries, or any Representative thereof, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement; and

(m) it has had the opportunity to be represented and advised by legal counsel in connection with this Agreement and acknowledges and agrees that it voluntarily and of its own choice and not under coercion or duress enters into the Agreement.

Section 5. Termination Events.

5.01.	The Creditor Trust’s Termination Events.

(a) This Agreement may be terminated by the Creditor Trust upon written notice to the Company and Acquiror if a business combination agreement, merger agreement or other definitive agreement in connection with the Transaction is not signed on or before March 31, 2021.

(b) The Creditor Trust may terminate this Agreement at any time pursuant to section 2.01(f) above.

5.02. Other Termination Event. Acquiror may terminate this Agreement as to all Parties or any Party upon written notice delivered by Acquiror to such Parties or Party (as applicable).

5.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among all of the Parties.

5.04. Termination Upon Completion of the Transaction. This Agreement shall terminate automatically without any further required action or notice upon the closing of the Transaction or the termination of the Transaction in accordance with the Merger Agreement.

5.05.	Effect of Termination.

(a) Except as provided in Section 2.01(f) and 5.01(b), no Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Sections 5.01, 5.02, 5.03, or 5.04 shall be referred to as a “Termination Date.”

(b) In no event shall the termination of this Agreement relieve a Party of any breach of this Agreement made by such Party prior to the Termination Date.

Section 6. Amendments. This Agreement may not be modified, amended, or supplemented without prior written consent of each of the Company, Acquiror and the Creditor Trust; provided that the Company and Acquiror may add additional Parties after the date of this Agreement without the prior written consent of the Creditor Trust.

Section 8. Miscellaneous.

8.01. Further Assurances. The Parties agree to execute and deliver such other documents, agreements, certificates and instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary from time to time, to effectuate the transactions contemplated by this Agreement (including the Transaction).

8.02. Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

8.03. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

8.04. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATES OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of California or any California state court located in Los Angeles County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto.

8.05. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

8.06. Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

8.07. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement except as set forth in Section 2.01(c) and the rights or obligations of the Creditor Trust under this Agreement may not be directly or indirectly assigned, delegated, or transferred to any other person or entity without the prior written consent of the Company and Acquiror.

8.08. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to the Company, to:

FF Intelligent Mobility Global Holdings Ltd. 18455 S. Figueroa Street

Gardena, CA 90248 Attention: General Counsel

E-mail address: jarret.johnson@ff.com

with copies (which alone shall not constitute notice) to: Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor Los Angeles, CA 90067

Attention: Vijay Sekhon

E-mail address: vsekhon@sidley.com

(b)	if to Acquiror, to:

Property Solutions Acquisition Corp. 654 Madison Avenue, Suite 1009 New York, New York 10065

Attn: Jordan Vogel; Aaron Feldman

E-mail: jordan@benchmarkrealestate.com; aaron@benchmarkrealestate.com with copies (which shall not constitute notice) to:

Riverside Management Group, LLC 50 West Street, Suite 40 C

New York, New York 10006 Attn: Philip Kassin

E-mail: pkassin@rmginvestments.com

Latham & Watkins LLP 885 Third Avenue

New York, New York 10022

Attention: David S. Allinson; Ryan J. Maierson

E-mail: david.allinson@lw.com; ryan.maierson@lw.com

(c) if to any Party other than the Company or Acquiror, to the address set forth on the signature page of such Party;

or such other address as may have been furnished by a Party to each of the other Parties by written notice given in accordance with the requirements set forth above. Any notice given by email, delivery, mail, or courier shall be effective when received.

8.09. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

8.10. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

8.11. Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and the Company and Acquiror shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, in addition to any other remedy to which the Company and Acquiror may be entitled, at law or equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Chosen Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

8.12. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available to the Company and Acquiror in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by the Company and Acquiror shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by the Company and Acquiror.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

FF Intelligent Mobility Global Holdings Ltd.

By:
Name:
Title:

PROPERTY SOLUTIONS ACQUISITION CORP.

By:
Name:
Title:

Founding Future Creditors Trust

By:
Name:	Jeffrey D. Prol
Title:	Trustee

Claim Type	Number and Class of Shares in the Company
Equity	147,058,823 Class B Ordinary Shares

Address for Notice:

Lowenstein Sandler LLP

Attn: Jeffrey Prol and Andrew Behlmann

One Lowenstein Drive

Roseland, New Jersey 07068

jprol@lowenstein.com; abehlmann@lowenstein.com

EXHIBIT A

Faraday Future Transaction Support Agreement Outline of Terms

[See Attached]

EXHIBIT B

Seventh Amended and Restated Memorandum of Association and Articles of Association

[See Attached]